EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
May 1, 2019		(919) 716-2716

FIRST CITIZENS BANK COMPLETES MERGER WITH
FIRST SOUTH BANCORP, INC., FIRST SOUTH BANK

RALEIGH, N.C. - First-Citizens Bank & Trust Company (First Citizens Bank) announced that the merger of First South Bancorp, Inc. and its subsidiary, First South Bank, into First Citizens Bank is effective today (May 1).

The First South branch offices will initially operate as First South Bank, a division of First Citizens Bank. Customers should bank as they normally do at their existing branches. At a later date, First South customer accounts will be converted to First Citizens Bank’s systems.

Frank B. Holding Jr., chairman and CEO of First Citizens Bank, said: “We welcome First South customers to First Citizens. We bring 121 years of retail, business and commercial banking experience to supplement First South’s own capabilities in these areas. We’re looking forward to getting to know our new clients and further building our South Carolina presence.”

On April 24, the shareholders of Spartanburg, S.C.-based First South Bancorp voted to approve the merger agreement with Raleigh, N.C.-headquartered First Citizens Bank. The merger previously was approved by bank regulatory authorities.

First South Bank customers should continue to use their current checks and cards. They will continue to have the same online and mobile access to their accounts. Customers with questions about their accounts can contact a representative at any of the First South Bank division branches. For questions about First Citizens Bank, they can call the First Citizens Customer Care Center, 1.877.456.7318, between 7 a.m. and 11 p.m. Eastern time daily.

The completed merger will complement First Citizens’ operations in South Carolina. In addition to the four First South division branch locations (Spartanburg, East Spartanburg, Greenville and Bluffton/Hilton Head) and loan production office in Columbia, First Citizens operates 138 branches in South Carolina (19 branches in Spartanburg and Greenville counties, three in Beaufort County and 20 in Richland and Lexington counties).

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 550 branches in 19 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $35 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit www.firstcitizens.com. First Citizens Bank. Forever First®.

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